EXHIBIT 99

Smart&Final

NEWS

Contact:	Randall Oliver (media)
(323) 869-7607
randall.oliver@smartandfinal.com

Richard Phegley (investors)
(323) 869-7779
rick.phegley@smartandfinal.com

SMART & FINAL ANNOUNCES 2002 NET INCOME OF $6.8 MILLION

Full Year 2002 Same Stores Sales Increase 3.4 Percent

LOS ANGELES, Feb. 19, 2003 – Smart & Final Inc. (NYSE – SMF) today reported mixed results for fiscal year 2002, led by strong growth in comparable store sales and a sizeable increase in operating cash flow, but also including a year-to-year reduction in net income.

Fiscal year 2002 net income was $6.8 million, or $0.23 per diluted share, compared to net income for the 2001 fiscal year of $12.0 million, or $0.41 per diluted share. For fiscal 2002, comparable store sales increased by 3.4 percent.

Net income for the twelve-week fourth quarter ended Dec. 29, 2002 was $1.5 million, or $0.05 per diluted share. Fourth quarter 2001 net income was $3.9 million, or $0.13 per diluted share. Comparable store sales increased by 3.2 percent in the 2002 fourth quarter.

Ross Roeder, chairman and chief executive officer, stated, “Throughout fiscal 2002 our core store operations faced an intensely competitive environment and product price deflation pressures, which impacted sales and margin growth. Despite these factors we were able to achieve comparable store sales increases of over 3 percent, which are among the strongest increases in food retailing. These results further confirm our belief that our value-oriented concept continues to be recognized by our target store customers.”

Roeder added, “Our initiatives to improve working capital management resulted in a significant increase in operating cash flow. Fiscal year 2002 net cash flow provided by operating activities of $53.1 million improved by over 60 percent as compared to the prior year and has continued to generate the resources to fund our store expansion and remodeling programs without increasing net debt obligations.”

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Smart & Final Inc. Fourth Quarter 2002

Total company sales for the full year 2002 were $2,016.0 million, a 3.6 percent increase as compared to the 2001 full year. Total company sales in the fourth quarter of 2002 were $467.8 million, or an increase of 4.0 percent as compared to the 2001 fourth quarter. Store sales increased to $1,630.6 million for the 2002 year, or an increase of 5.7 percent when compared to 2001, with comparable store sales up 3.4 percent for the year. Store sales increased 5.2 percent in the fourth quarter of 2002 to $379.2 million as compared to the fourth quarter of 2001 and comparable store sales increased 3.2 percent for the quarter.

Overall broadline foodservice distribution sales declined 4.6 percent to $385.4 million in the 2002 year as compared to the 2001 full year and declined 0.6 percent to $88.7 million in the fourth quarter 2002 as compared to fourth quarter 2001. Sales in the Florida foodservice unit declined 4.7 percent to $221.1 million for the 2002 year as compared to the 2001 year but increased 2.7 percent to $51.7 million in the fourth quarter 2002 when compared to the fourth quarter 2001. Sales in the northern California foodservice unit declined 4.4 percent to $164.3 million for the full year 2002 compared to the 2001 year and declined 4.8 percent to $37.0 million for the fourth quarter 2002 when compared to the 2001 fourth quarter.

For the total company, full year 2002 gross margin increased by 2.2 percent to $280.5 million from $274.6 million for the 2001 year. Fourth quarter 2002 gross margin increased 3.7 percent to $65.4 million from $63.1 million in the 2001 fourth quarter.

In 2002, operating and administrative expenses increased by 5.4 percent to $258.2 million, as compared to $244.9 million in the 2001 full year. The increase primarily reflected higher costs from additional stores and increased pension and other benefit costs. Fourth quarter 2002, operating and administrative expenses increased by 10.4 percent to $60.6 million from $54.8 million for the 2001 fourth quarter.

On a segment basis, full year 2002 pretax income from stores operations was $36.4 million compared to $41.3 million in fiscal 2001. Broadline foodservice operations recorded a pretax loss of $12.6 million in fiscal 2002, compared to a pretax loss of $14.6 million in fiscal 2001.

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Smart & Final Inc. Fourth Quarter 2002

A total of eleven new stores were opened and an additional two stores were relocated during 2002, as compared to twelve new stores opened and two stores relocated in 2001. Additionally, 36 existing stores were remodeled during 2002. Three stores were closed during 2002 compared to one store closure in 2001. At year-end 2002 the company operated 240 stores.

As of 2002 fiscal year-end, the company had obligations under a revolving credit facility and a lease facility which were subject to certain financial ratio covenants. The company was not in compliance with certain of these covenants at year-end 2002. The company has received waivers of default as of Dec. 29, 2002 and an amendment of certain covenants for the first quarter 2003 reporting period. The company intends to negotiate and enter into an amended revolving credit facility and lease facility during 2003 and as a result, the company’s obligation under the revolving credit facility has been classified as a current liability in the company’s balance sheet as of Dec. 29, 2002.

Roeder added, “Clearly 2002 was a very difficult year for Smart & Final, as well as the entire food retailing industry. Although we continue to carefully control variable costs in our store operations, the slow sales growth rate greatly limited our ability to absorb operating cost increases, with a corresponding impact on bottom line results. While our broadline foodservice segment showed a reduction in losses, the competitive environment remains challenging, particularly in the northern California market.”

Roeder added, “As we begin 2003, we are encouraged that store sales trends have remained strong and that product cost deflation pressures are reduced. While operating cost pressures remain a concern, the overall stores market environment at this point looks encouraging.”

Founded in 1871 in downtown Los Angeles, Smart & Final Inc. operated 240 non-membership warehouse stores for food and foodservice supplies in California, Washington, Oregon, Florida, Arizona, Nevada, Idaho and northern Mexico at the end of the 2002. The company also operates two foodservice distribution companies in northern California and Florida. For more information, visit the company’s website at www.smartandfinal.com.

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Smart & Final Inc. Fourth Quarter 2002

Forward-Looking and Cautionary Statements

This Smart & Final press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and other expressions of management’s belief or opinion which reflect its current understanding or belief with respect to such matters. Such statements are subject to certain risks and uncertainties, including known and unknown factors as included in the company’s periodic filings with the Securities and Exchange Commission that could cause actual results to differ materially and adversely from those projected. All of these forward-looking statements are based on estimates and assumptions made by management of the company, which although believed to be reasonable, are inherently uncertain and difficult to predict; therefore, undue reliance should not be placed upon such statements. There can be no assurance that the company will not incur new or additional unforeseen costs in connection with the ongoing conduct of its business. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Except as specifically set forth herein, the company undertakes no obligation to update any such forward-looking or other statement.

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Smart & Final Inc. Fourth Quarter 2002

STANDARD PRESS RELEASE CALL INFO

A telephone conference call with Smart & Final’s senior management will be held on Thursday, February 20, 2003 at 8:00 a.m. Pacific Standard Time. The conference call is available in a listen-only mode through www.CCBN.com. Replays of the conference call will also be available.

INVESTOR LIST PRESS RELEASE CALL INFO

A telephone conference call with Smart & Final’s senior management will be held on Thursday, February 20, 2003 at 8:00 a.m. Pacific Standard Time. To participate, call (415) 537-1950. A 24-hour replay of the conference call will be available after 10:00 a.m. Pacific time by calling (800) 633-8284 and entering passcode number 2112-0700. Replays of the conference call will also be available through www.CCBN.com.

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SMART & FINAL INC.

Earnings Release Highlights

(000’s Omitted Except for Per Share Data)

	Twelve Weeks Ended		Percent Change
	December 29, 2002	December 30, 2001
Sales
Stores	$379,154	$360,438	5
Foodservice	88,652	89,194	(1)
Total	$467,806	$449,632	4
Income from operations	4,880	8,254	(41)
Interest expense, net	2,672	2,955	(10)
Net income	1,525	3,903	(61)
Earnings per common share, assuming dilution	0.05	0.13	(62)
Weighted average common shares and common share equivalents	29,444,525	29,663,650	(1)

	Fifty Two Weeks Ended		Percent Change
	December 29, 2002	December 30, 2001
Sales
Stores	$1,630,617	$1,542,945	6
Foodservice	385,366	403,778	(5)
Total	$2,015,983	$1,946,723	4
Income from operations	22,385	29,738	(25)
Interest expense, net	12,681	12,500	1
Net income	6,849	12,029	(43)
Earnings per common share, assuming dilution	0.23	0.41	(44)
Weighted average common shares and common share equivalents	29,527,314	29,660,311	—

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SMART & FINAL INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share amounts)

	December 29, 2002	December 30, 2001
ASSETS
Current assets:
Cash and cash equivalents	$26,526	$23,016
Trade notes and accounts receivable, less allowance for doubtful accounts of $3,231 in 2002 and $3,817 in 2001	67,782	78,744
Inventories	165,243	175,302
Prepaid expenses and other current assets	10,938	7,303
Deferred tax asset	13,162	16,145

Total current assets	283,651	300,510
Property, plant and equipment:
Land	33,447	36,329
Buildings and improvements	33,444	33,277
Leasehold improvements	136,007	120,674
Fixtures and equipment	206,800	192,599

	409,698	382,879
Less—Accumulated depreciation and amortization	183,919	166,448

Net property, plant and equipment	225,779	216,431
Assets under capital leases, net of accumulated amortization of $10,016 in 2002 and $9,196 in 2001	4,441	12,038
Goodwill, net of accumulated amortization of $6,767 in 2002 and 2001	52,432	52,432
Deferred tax asset	10,310	7,110
Other assets	44,623	42,603

Total assets	$621,236	$631,124

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt and capital leases	$136,884	$8,096
Accounts payable	97,063	104,615
Accrued salaries and wages	11,420	14,383
Other accrued liabilities	58,919	50,721

Total current liabilities	304,286	177,815
Long-term liabilities:
Notes payable, net of current maturities	—	5,004
Bank debt	—	127,000
Obligations under capital leases	5,444	12,871
Other long-term liabilities	17,557	15,349
Workers’ compensation reserve, postretirement and postemployment benefits	22,414	21,504

Total long-term liabilities	45,415	181,728
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $1 par value (authorized 10,000,000 shares; no shares issued)	—	—
Common stock, $0.01 par value (authorized 100,000,000 shares; 29,443,198 shares issued and outstanding in 2002 and 29,393,449 in 2001)	294	294
Additional paid-in capital	206,926	206,874
Notes receivable for common stock	(100)	(100)
Accumulated other comprehensive loss	(11,787)	(4,840)
Retained earnings	76,202	69,353

Total stockholders’ equity	271,535	271,581

Total liabilities and stockholders’ equity	$621,236	$631,124

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SMART & FINAL INC.

CONDENSED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts)

	Twelve Weeks Ended		Fiscal Year Ended
	December 29, 2002	December 30, 2001	December 29, 2002	December 30, 2001
	(Unaudited)
Sales	$467,806	$449,632	$2,015,983	$1,946,723
Cost of sales, buying and occupancy	402,370	386,529	1,735,448	1,672,125

Gross margin	65,436	63,103	280,535	274,598
Operating and administrative expenses	60,556	54,849	258,150	244,860

Income from operations	4,880	8,254	22,385	29,738
Interest expense, net	2,672	2,955	12,681	12,500

Income before provision for income taxes	2,208	5,299	9,704	17,238
Provision for income taxes	969	1,852	3,739	6,335

Income from consolidated subsidiaries	1,239	3,447	5,965	10,903
Equity earnings in unconsolidated subsidiary	286	456	884	1,126

Net income	$1,525	$3,903	$6,849	$12,029

Earnings per common share	$0.05	$0.13	$0.23	$0.41

Weighted average common shares	29,443,198	29,388,994	29,417,429	29,331,991

Earnings per common share, assuming dilution	$0.05	$0.13	$0.23	$0.41

Weighted average common shares and common share equivalents	29,444,525	29,663,650	29,527,314	29,660,311

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SMART & FINAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Fiscal Year Ended
	December 29, 2002	December 30, 2001
Cash Flows from Operating Activities:
Net income	$6,849	$12,029
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on disposal of property, plant and equipment	(1,789)	(1,420)
Depreciation and amortization	35,828	34,125
Deferred tax provision (benefit)	(217)	(4,351)
Amortization of deferred financing costs	1,873	1,640
Equity earnings in unconsolidated subsidiary	(884)	(1,126)
Decrease (increase) in:
Trade notes and accounts receivable	10,962	(12,532)
Inventories	10,059	(5,090)
Prepaid expenses and other assets	(4,699)	(4,034)
Increase (decrease) in:
Accounts payable	(6,540)	3,774
Accrued salaries and wages	(2,963)	(1,155)
Other accrued liabilities	4,572	11,101

Net cash provided by operating activities	53,051	32,961

Cash Flows from Investing Activities:
Acquisition of property, plant and equipment	(47,827)	(45,034)
Proceeds from disposal of property, plant and equipment	7,745	2,857
Other	(4,480)	(4,602)

Net cash used in investing activities	(44,562)	(46,779)

Cash Flows from Financing Activities:
Proceeds from issuance of common stock, net of costs	11	1,008
Payments on bank line of credit	(17,000)	(117,500)
Borrowings on bank line of credit	20,000	157,500
Payment on note payable to Parent	—	(15,965)
Payments on notes payable	(7,990)	(4,393)
Fees paid in connection with debt restructure	—	(5,844)

Net cash provided by (used in) financing activities	(4,979)	14,806

Increase in cash and cash equivalents	3,510	988
Cash and cash equivalents at beginning of the period	23,016	22,028

Cash and cash equivalents at end of the period	$26,526	$23,016

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